[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.24
LICENSE AND SUPPLY AGREEMENT
This License and Supply Agreement (this “Agreement”) is entered into as of February 28th, 2002 (the “Effective Date”) by and between Corixa Corporation, a Delaware corporation having offices at 1124 Columbia Street, Suite 200, Seattle, Washington 98104, USA and its Affiliates (“Corixa”), and Rhein Biotech N.V. having offices at Gaetano Martinolaan 95, 6229 GS Maastricht, The Netherlands and its Affiliates, a Netherlands corporation (“Rhein”).
RECITALS
     A. Corixa owns intellectual property rights in an immunostimulatory material known as Ribi.529™ adjuvant, which is a potentially useful component of vaccines to treat various human disorders.
     B. Rhein is developing prophylactic and therapeutic vaccines for Hepatitis B and desires to license from Corixa Ribi.529™ for use in such vaccines.
     C. Corixa is willing to provide Rhein access to Ribi.529™ adjuvant including the supply thereof by Corixa and to grant Rhein a license under such intellectual property rights in accordance with the terms and conditions set forth in this Agreement.
AGREEMENT
For good and valuable consideration, including the covenants and obligations expressed herein, receipt of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1. Definitions.
     1.1 “Affiliate” shall mean any business entity that Controls, is Controlled by, or is under common Control with another corporation or business entity. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities or an interest in the assets, profits or earnings of a business entity shall be deemed to constitute “Control” of the business entity.
     1.2 “cGMP” shall mean current good manufacturing practices as defined in the United States Food and Drug Administration (FDA) rules and regulations, 21 CFR Part 211 for finished pharmaceuticals, manufactured in the USA. “cGMP” shall also mean current good manufacturing practices as defined in FDA’s “Guidance for Industry, Q7A Good Manufacturing Practice, Guidance for Active Pharmaceutical Ingredients” for manufacturing of bulk Licensed Adjuvant in the USA.
     1.3 “Co-exclusive” shall mean that only the following entities shall have rights: On the one hand, Rhein and its Affiliates and authorized Sublicensees, on the other hand either (a) Corixa and its Affiliates or (b) a third party, including its Affiliates and authorized Sublicensees, licensed by Corixa to use the Licensed Adjuvant in the Disease Field.
     1.4 “Confidential Information” shall have the meaning assigned thereto in Section 13.1
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     1.5 “Contract Manufacturer” shall have the meaning assigned thereto in Section 3.4.
     1.6 “Disease Field” shall mean the field of inducing an active, long-term prophylactic or therapeutic immune response against Hepatitis B (including chronic status) in humans.
     1.7 “European Union” shall mean United Kingdom, Denmark, Sweden, Finland, Germany, The Netherlands, Belgium, Luxembourg, France, Spain, Portugal, Italy, Greece, Austria, and Ireland, and all other countries that become members at any time during the term of this Agreement.
     1.8 “Fill and Finish Manufacturer” shall have the meaning assigned thereto in Section 2.3(c).
     1.9 “Government Approval” shall mean any approvals, licenses, registrations or authorizations of any Regulatory Authorities, necessary for the use, development, testing, production, marketing, sale or distribution of the Licensed Product in a regulatory jurisdiction.
     1.10 “Licensed Adjuvant” shall mean the aminoalkyl glucosamine phosphate compound and compositions comprising such compound as described or claimed in the Licensed Patents and including, without limitation, that compound identified as 2-[(R)-3-tetradecanolyloxytetradecanoyl-amino]ethyl2-deoxy-4-O-phosphono-3-O-[(R)-3tetradeca noyloxytetradecanoyl]-2-[(R)-3-tetradecanoyloxytetradecanoylamino]-b-D-glucopyranoside triethylammonium salt and formulations of the same.
     1.11 “Licensed Patents” shall mean (a) the patents and patent applications set forth in Appendix A hereto, (b) all continuations and divisionals of the foregoing, (c) all patents issuing from any of the foregoing, and (d) all foregoing counterparts of any of the foregoing.
     1.12 “Licensed Product” shall mean a prophylactic and/or therapeutic vaccine comprised of antigen(s) owned or controlled by Rhein that also contains Licensed Adjuvant and that potentially utilizes additional delivery or adjuvant technology, in pharmaceutical dosage forms suitable for human use.
     1.13 “Manufacturing and Supply” shall mean the commercial manufacture, processing, packing, holding, inkjet labeling, testing, storage, release and supply to Rhein or its designee of Adjuvant in accord with the terms and conditions set forth in this Agreement.
     1.14 “Net Sales” shall mean the gross amount invoiced by Rhein for the sale or other disposition to an unaffiliated third party of Licensed Product, less the following deductions for amounts actually incurred related to the sale or other disposition:
          (a) normal, customary trade discounts (including volume discounts), credits and rebates and allowances and adjustments for rejections, recalls or returns; and
          (b) freight, insurance, sales, use, excise, value-added and similar taxes or duties imposed on the sale and included in the gross amount invoiced.
     1.15 “Proposed Publication” shall have the meaning assigned thereto in Section 7.1.
     1.16 “Quality Plan” shall mean the mutually agreed upon quality plan that details specific understandings related to product quality which is hereto attached as Appendix B and incorporated herein by this reference, as such Quality Plan may be amended from time to time by agreement of the parties in writing.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     1.17 “Regulatory Authorities” shall mean those government agencies or authorities responsible for the regulation of Licensed Product and/or Licensed Adjuvant (including without limitation the manufacture, supply and sale thereof) in the Territory.
     1.18 “Specifications” shall mean those specifications set forth in Appendix C with respect to pre-clinical and clinical supply of Licensed Adjuvant and the Quality Plan with respect to commercial supply of Licensed Adjuvant.
     1.19 “Sublicensee” shall mean any permitted sublicensee of the license granted to Rhein under this Agreement, except for the rights granted under Section 3.5, as further described in Section 2.3.
     1.20 “Territory” shall mean worldwide.
2. License Grant.
     2.1 Subject to the terms and conditions of this Agreement, Corixa hereby grants to Rhein for the term of this Agreement, unless earlier terminated in accordance with Section 16, a Co-exclusive license, with the right to sublicense solely in accordance with Section 2.3, to research, use, make, market, distribute and sell Licensed Products in the Territory for use solely in the Disease Field. Such license grant does not permit (a) the manufacture by Rhein of Licensed Adjuvant save for the right granted to Rhein under Section 3.5 or (b) the transfer by Rhein to any third party of Licensed Adjuvant, other than as part of assembled Licensed Products or in accordance with Section 2.3, without the prior written approval of Corixa.
     2.2 The license granted in Section 2.1 is specific to the Disease Field. For the purpose of clarification, Rhein shall have no right to include the Licensed Adjuvant in any product intended for therapeutic or prophylactic use in any other disease field, whether such other product is formulated as part of the Licensed Product or sold as in bundled package together with the Licensed Product, unless a separate license for such other product and other disease field is expressly granted in writing by Corixa to Rhein.
     2.3 Corixa hereby grants to Rhein for the term of this Agreement, unless earlier terminated in accordance with Section 16, the right to sublicense the right to manufacture, use, market, distribute and sell Licensed Product in the Territory in the Disease Field as follows:
          (a) Prior to the grant of a sublicense, Rhein shall notify Corixa in writing of the identity of the intended Sublicensee, and Corixa shall have thirty (30) days to consent to the Sublicensee, such consent not to be unreasonably withheld. If Corixa does not notify Rhein in writing within such thirty (30) day period that Corixa does not consent to such Sublicensee, Corixa shall be deemed to have consented. All sublicense agreements shall expressly bind the Sublicensee to the terms of this Agreement and shall provide for the automatic assignment of the sublicense agreement to Corixa if this Agreement is terminated. Rhein shall promptly furnish Corixa with a fully executed copy of any sublicense agreement.
          (b) For the avoidance of doubt, either Rhein or its Sublicensee may manufacture, use, market distribute and sell Licensed Product in any part of the Territory. In no event shall Rhein and its Sublicensee exercise the license granted hereunder in the same country nor shall more than one Sublicensee exercise the license granted hereunder in the same country. Furthermore, the right to manufacture granted to Rhein under Section 3.5 is not sublicensable.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

          (c) For purposes of clarity, ‘manufacture’ includes the combining of the Licensed Adjuvant and the antigen(s) to create the Licensed Product, but does not include the manufacture of Licensed Adjuvant other than in accordance with Section 3.5. For further clarity, the use of a third party (the “Fill and Finish Manufacturer”) solely for the combining of the Licensed Adjuvant and the antigen(s) to create the Licensed Product, which will then be given to Rhein or its Sublicensee for sale or other distribution, shall not be considered a Sublicensee per se.
     2.4 Corixa hereby grants to Rhein for the term of this Agreement, unless earlier terminated in accordance with Section 16, a non-exclusive license, without the right to sublicense, to use the Licensed Adjuvant solely for preclinical and clinical research and preclinical and clinical development in the Disease Field.
3. Supply of Licensed Adjuvant.
     3.1 Title to Licensed Adjuvant. Corixa shall retain all title and interest in and to any and all Licensed Adjuvant provided by Corixa hereunder except as otherwise provided in this Agreement.
     3.2 Supply Price.
          (a) Corixa agrees to provide Rhein with quantities of Licensed Adjuvant reasonably required by Rhein for use in Licensed Product. Corixa will provide clinical and commercial grade Licensed Adjuvant on a bulk basis for incorporation into Licensed Product, at the following prices:
     (i) For pre-clinical and clinical grade (cGMP) Licensed Adjuvant, [ * ] per milligram at [ * ] for Licensed Adjuvant in aqueous formulation and [ * ] per milligram for lyophilized formulation and reference standard;
     (ii) For commercial grade (cGMP) Licensed Adjuvant, lyophilized formulation, [ * ] per gram for orders equal to or less than [ * ] grams per year; [ * ] per gram for orders greater than [ * ] grams and less than [ * ] grams per year; and [ * ] per gram for orders equal to or greater than [ * ] grams per year;
In all cases, the foregoing costs shall be plus shipping and insurance.
          (b) If Corixa’s manufacturing costs increase due to Rhein’s requirements for new or modified Specifications or formulations of Licensed Adjuvant, the parties shall negotiate in good faith a new pricing system. Corixa shall not be obligated to manufacture in accordance with any such new or modified Specifications or formulations until the parties have agreed to a price.
          (c) Corixa shall have the right as from the first anniversary after the first commercial supply of Licensed Adjuvant to annually increase its transfer prices in an amount not to exceed the increase in the United States Consumer Price Index for all Urban Consumers (“CPI”) for the immediately preceding twelve (12) month period over the index value at the beginning of such period, provided that the permissible percentage increase in the
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

transfer price on a given adjustment date shall not exceed three percent (3%) unless the increase in the CPI for the immediately preceding twelve (12) month period exceeds ten percent (10%), in which case for each percent the CPI for such period is over ten percent (10%) one additional percent (1%) shall be added to the three percent (3%) cap.
     3.3 Forecasts. Within [ * ] after the Effective Date and on the first day of each quarter thereafter, Rhein shall provide Corixa with a rolling forecast for the amount of Licensed Adjuvant required for the [ * ] period that commences [ * ] following the date of the forecast. The amounts for the [ * ] shall be [ * ] . The amounts for the following [ * ] shall be [ * ] . The amounts forecasted for the [ * ] of the forecast (the “Ordered Amount”) shall be automatically [ * ] firm and binding; [ * ] of the amounts forecasted for the following [ * ] of the forecast shall be automatically [ * ] firm and binding; [ * ] and the amounts forecasted for the [ * ] shall be non-binding.
          (a) The minimum of each Ordered Amount after Rhein has obtained a first registration in any country in the Territory shall be [ * ] for the first and second year, [ * ] for the third year, and [ * ] for the fourth year and thereafter.
          (b) Corixa shall fill each Ordered Amount within [ * ] from receipt of such order from Rhein; provided, however, in the event a given order exceeds the requirements estimated in Rhein’s latest [ * ] rolling forecast for the month in question, Corixa shall have up to [ * ] from receipt of such order to fill such excess requirements.
          (c) Notwithstanding any other provision of this Agreement, unless otherwise agreed to in writing by Corixa, Corixa shall not be obligated to supply to Rhein in a given [ * ] more Licensed Adjuvant than [ * ] above the amount estimated in Rhein’s latest [ * ] rolling forecast for the [ * ] in question, even if such quantity falls within production capacities.
     3.4 Alternative Manufacturer. Rhein and Corixa agree that Corixa shall have the right in connection with Corixa’s supply obligations hereunder to contract with one or more third parties (the “Contract Manufacturer(s)”) for the manufacture and supply of the Licensed Adjuvant to Rhein; provided, however, that (a) such Contract Manufacturer is reasonably acceptable to Rhein, (b) Corixa shall cause each Contract Manufacturer to comply with the terms and conditions set forth in this Agreement with respect to the manufacture and supply of such Licensed Adjuvant to Rhein, and (c) Corixa shall remain fully responsible for the manufacture and supply of such Licensed Adjuvant to Rhein.
     3.5 Inability to Supply.
          (a) In the event of Corixa’s or the Contract Manufacturer’s inability or failure to supply all or any portion of Rhein’s requirements for Licensed Adjuvant [ * ] , other than as a result of force majeure as described in Section 17.9, Corixa hereby grants to Rhein a non-exclusive, non-assignable, non-sublicensable royalty bearing right and license, to make or have made Licensed Adjuvant solely for use in the production and manufacture of Licensed Product. If such event occurs, Corixa shall transfer all relevant information and documentation to Rhein, including manuals and standard operating procedures. All information provided by Corixa pursuant to this Section 3.5 shall be Confidential Information and subject to the terms of Section 13 hereto. Rhein shall use its best efforts to enter into any such manufacturing agreement on customary commercial
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

terms that will allow for termination upon Corixa’s ability to again supply Licensed Adjuvant. Such right and license shall not be revoked until such time as Corixa is once again in a position to meet its supply obligation under this Agreement, at which time Rhein’s agreement with any third party manufacturer will be terminated early in accordance with the terms therein. To the extent Rhein makes or has made Licensed Adjuvant pursuant to the foregoing right and license, Rhein shall be obligated to pay to Corixa a manufacturing royalty equal to the royalty on Net Sales set forth in Section 4.4.
          (b) In order to meet its obligations to Rhein under this Section 3, Corixa agrees to maintain as a back-up supply of Licensed Adjuvant for Rhein in the amount set forth in Rhein’s then current [ * ] forecast for the Licensed Adjuvant as set forth in Section 3.3 above.
     3.6 Conformance to Specifications. The Licensed Adjuvant supplied by Corixa or its manufacturing designee hereunder shall conform at the time of delivery to Rhein to the applicable Specifications. Rhein may test any Licensed Adjuvant delivered hereunder to determine conformance of such Licensed Adjuvant with the applicable Specifications. If Rhein determines that such Licensed Adjuvant does not meet such Specifications, Rhein shall within [ * ] of receipt of the nonconforming Licensed Adjuvant notify Corixa in writing of such nonconformance, including test results supporting Rhein’s determination. Corixa shall at no charge to Rhein replace nonconforming Licensed Adjuvant with Licensed Adjuvant that meet such Specifications. If Corixa disagrees with the alleged nonconformity of the Licensed Adjuvant with the specifications, an independent laboratory, mutually agreed upon in writing by the parties, shall analyze samples of the alleged nonconforming Licensed Adjuvant to determine compliance with the Specification. Rhein and Corixa shall be bound by the laboratory analysis of such Licensed Adjuvant. The cost incurred in connection with retaining the independent laboratory shall be borne by Rhein if the Licensed Adjuvant in question is found to conform to the Specifications and by Corixa if it is found to not conform to the Specifications.
     3.7 Permitted Uses. Rhein shall use the Licensed Adjuvant supplied by Corixa hereunder only for purposes of development, manufacture, marketing and sale of Licensed Product. Rhein shall use the Licensed Adjuvant in compliance with this Agreement and with all applicable federal, state and local laws and regulations. Rhein shall not transfer the Licensed Adjuvant or any related information to any person who is not under the immediate and direct supervision of Rhein, except as may otherwise expressly be provided in this Agreement.
     3.8 Access to Facilities. Corixa shall permit Rhein, Rhein bearing its own costs, and the Regulatory Authorities and their respective agents and representatives reasonable access to the facilities where the Manufacturing and Supply is being carried out at times mutually agreed to by Corixa and Rhein.
     3.9 Shipping. Delivery shall be EXW Corixa’s facility, Hamilton, Montana lncoterms 2000. Title to and risk for Licensed Adjuvant shall pass to Rhein upon delivery from said location.
     3.10 Maintenance of Records. Corixa shall keep or cause to be kept complete, accurate and current records relating to all of its Manufacturing and Supply activities in accordance with all applicable laws, cGMP and the requirements of the Regulatory Authorities in the United States and European Union.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.11 Access to Records. Corixa shall provide Rhein with copies of all documentation under Corixa’s control relating to its Manufacturing and Supply of Licensed Adjuvant to the extent such documentation is required by any Regulatory Authority to be included in any Licensed Product regulatory approval submission to the FDA or such other regulatory agency. Corixa hereby grants Rhein and its Sublicensees the right to reference Corixa’s regulatory approvals, if any, for Licensed Adjuvant and the drug master file for each Licensed Adjuvant on file with the FDA or any other regulatory agency. Upon Rhein’s request, Corixa shall execute letters of authorization evidencing Rhein’s and its Sublicensees’ reference rights as set forth above.
4. Payments and Reports.
     4.1 License Fee. As partial consideration for the rights and licenses granted hereunder, Rhein shall pay Corixa a non-refundable, non-creditable license fee of [ * ] within ten (10) days of execution of this Agreement.
     4.2 Milestones. As partial consideration for the rights and licenses granted hereunder, Rhein shall pay Corixa the following non-refundable, non-creditable milestone payments:
          (a) [ * ] within thirty (30) days after trial AgB/RC-210-04 (the Supervax-trial) using Licensed Product demonstrates statistically significant clinical benefit in terms of efficacy, as defined as the primary endpoint in the efficacy evaluable population in Protocol CCHB001-01 based on the clinical study database that has been locked at Corixa.
          (b) [ * ] within thirty (30) days following the first Licensed Product product registration anywhere in the Territory.
     4.3 Annual Maintenance Fees; Minimum Annual Royalty. Rhein shall pay Corixa an annual license fee on each anniversary of the Effective Date until commercial launch of the Licensed Product, after which such fee shall be paid as the minimum annual royalty payment, in accordance with the following schedule: [ * ] on the first anniversary of the Effective Date; [ * ] on the second anniversary of the Effective Date; and [ * ] on the third and subsequent anniversaries of the Effective Date. All such annual maintenance fees or minimal annual royalties, as applicable, shall be guaranteed, non- refundable and non-creditable, except, however, that after commercial launch of the Licensed Product, the minimal annual royalty payments shall be credited against the royalty payment paid to Corixa in the calendar year of such minimum annual royalty payment. All payments made under this Section 4.3 shall be in accordance with the schedule set forth in Section 4.5 below.
     4.4 Royalties. As partial consideration for the rights and licenses granted hereunder, Rhein shall pay Corixa royalty payments in accordance with the following rates on annual Net Sales made by Rhein or its sublicensee of each Licensed Product, commencing with the first commercial sale of the Licensed Product anywhere in the Territory: [ * ] on Net Sales in the United States or the European Union, and [ * ] on Net Sales in the rest of the world.
     4.5 Payment Schedule. Royalties shall be calculated on a semi-annual basis, specifically, the periods January 1 through June 30 and July 1 through December 31, (“Semi-Annual Period”) and shall be due and payable within forty-five (45) days after the end of such
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Semi-Annual Period, commencing upon the completion of the first Semi-Annual Period during which the first commercial sale occurs.
     4.6 Payment Reports. Forty-five (45) days following the end of each Semi-Annual Period, Rhein shall furnish to Corixa a written report that includes (a) the identity of the countries in which sales of Licensed Product have been made and (b) the Net Sales of each Licensed Product and the number thereof sold in each such country. Such reports shall be due together with the royalty payments under Section 4.4 subsequent to launch of the Licensed Products. Such reports shall be made whether or not Rhein has engaged in any sales of Licensed Product during the Semi-Annual Period. All information provided by Rhein pursuant to this Section 4.6 shall be Confidential Information and subject to the terms of Section 13 hereto.
     4.7 Audits. Rhein shall keep, and shall cause its Sublicensee to keep, full, complete and accurate records and accounts of Net Sales of each Licensed Product in sufficient detail to enable the royalties payable to Corixa to be determined. Upon reasonable notice to Rhein, Corixa shall have the right to have an independent certified public accountant audit Rhein’s and its Sublicensee’s records pertaining to Licensed Products during normal business hours to verify the royalties payable pursuant to this Agreement; provided, however that (a) such audit shall not take place more frequently than once a year, and (b) shall not cover such records for more than the preceding three (3) years. Such audits shall be at Corixa’s expense unless such audit determines that Rhein has paid Corixa less than ninety-five percent (95%) of the amount determined to be due for a given time period, in which case such audit shall be at Rhein’s expense and Rhein shall pay to Corixa the cost of such audit and any shortfall in payments due to Corixa within thirty (30) days following Corixa’s invoice to Rhein therefor. Rhein shall preserve and maintain all such records and accounts required for audit for a period of three (3) years after the calendar year to which such records and accounts apply.
     4.8 Payment Instructions. All payments due hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds to the following account:
Account No. [ * ]
Bank: [ * ]
ABA Code: [ * ]
or to such other account as Corixa may designate from time to time.
     4.9 Past Due Amounts. Any past due payments under this Agreement shall accrue interest until paid at [ * ] per annum, or the maximum rate permitted by law, whichever is less.
     4.10 Foreign Currency. Currency conversions to U.S. Dollars shall be calculated using an average rate of exchange, which rate of exchange shall be computed by adding the rate of exchange quoted under Foreign Exchange in the Wall Street Journal as of the end of the current quarter to the rate as of the end of the prior month and dividing by 2.
     4.11 Withholding Tax. Rhein shall be entitled to deduct from amounts otherwise due and payable hereunder, any withholding taxes, value-added taxes or other taxes, levies or charges with respect to amounts payable hereunder, other than United States taxes and/or taxes imposed on or measured by net income, payable by Rhein, or any taxes required to be withheld by Rhein, to the extent Rhein pays to the appropriate governmental authority on behalf of Corixa such taxes, levies or charges. Rhein shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Corixa by Rhein. Rhein
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promptly shall deliver to Corixa proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. Rhein shall cooperate in full with Corixa regarding the characterization of payments so that it may take advantage of any and all benefits under any treaties or in efforts required by Corixa to receive any reimbursement or refund of amounts so paid or withheld.
5. Performance Obligations.
     5.1 Commercial Development. Rhein shall use its best commercial efforts to meet the development schedule attached hereto as Appendix D. Rhein shall at all times keep Corixa generally informed of Rhein’s updated development plans, which Rhein shall provide to Corixa in writing semi-annually, for each Licensed Product, including Rhein’s planned timing for Licensed Product commercial launch dates on a country-by-country basis. All dates and other information provided by Rhein in such plan shall be used for planning purposes only, and shall be subject to reasonable modification by Rhein based on its actual progress in the development process. Corixa and Rhein shall meet annually regarding Rhein’s efforts under this Agreement. Not more than two representatives from each Rhein and Corixa shall attend such meeting, which may take place either in person in a location equidistant from each party’s facilities or via teleconference. At least [ * ] prior to each such meeting, Rhein shall submit an annual written report to Corixa that summarizes Rhein’s efforts toward development and commercialization of Licensed Products.
     5.2 Marketing Documentation. At all times during the term of this Agreement, Rhein agrees to furnish reasonably promptly to Corixa all documentation and data that is or may hereafter be in Rhein’s possession relating to Rhein’s marketing of Licensed Products, including, but not limited to, marketing support data. All such information and data shall be Confidential lnformation subject to Section 13 hereof.
     5.3 Training. Corixa shall provide a total of [ * ] of training and technical support on formulation, including but not limited to liquid and lyophilized, and analysis at Corixa’s Montana facility. Rhein shall bear all of its costs related thereto, including but not limited to travel expenses. Should Rhein require training in excess of [ * ] , Rhein shall reimburse Corixa for FTE costs at Corixa’s then current rate. All formulation and analysis information and know-how provided by Corixa shall be Confidential lnformation pursuant to Section 13.
6. Governmental Approvals.
     6.1 Rhein shall be responsible at Rhein’s expense for obtaining all Government Approvals in any country where Licensed Product shall be manufactured or sold or otherwise distributed. Corixa agrees to provide Rhein, at Rhein’s expense, with any assistance reasonably requested by Rhein, in obtaining such Governmental Approvals.
     6.2 Within sixty (60) days following receipt by Rhein, Rhein shall promptly provide Corixa with notice of all Government Approvals received by Rhein regarding Licensed Product.
7. Publications.
     7.1 In General. Rhein shall not publish or present, orally or in writing, including without limitation at symposia, national or regional professional meetings, or to publish in journals or other publications, any Confidential lnformation derived from or in any way relating to any aspect of the Licensed Adjuvant, whether separately or as part of Licensed Product, or
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Licensed Patents, including, but not limited to, the development or manufacture of the Licensed Adjuvant, whether separately or as part of Licensed Product (the “Proposed Publication”), without providing Corixa the opportunity for prior review. The Proposed Publication will be submitted to Corixa at least [ * ] prior to the date on which it is to be submitted or disclosed to any person or entity not a party to this Agreement. During the [ * ] period, Corixa will review the Proposed Publication for accuracy, disclosure of patentable material or disclosure of its Confidential Information. If, in Corixa’s sole opinion, a Proposed Publication contains patentable material, Corixa will so notify Rhein before the expiration of the [ * ] review period. After such notice, Corixa may delay publishing for a period of up to [ * ] , to permit filing of appropriate patent applications. Corixa shall have the right to remove its Confidential Information from any Proposed Publication.
     7.2 Public Announcements.
          (a) Within 7 days of the execution of this Agreement, parties agree to issue a joint press release on the same date. This press release must receive the prior written approval of each party prior to issuance, which approval shall not be unreasonably withheld.
          (b) During the term of this Agreement, the parties agree to consult with each other before issuing any press release or making any public statement based on new or previously undisclosed information with respect to this Agreement or any other transaction contemplated herein and, except as may be required by applicable law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to obtaining the written consent of the other party.
8. Ownership of Inventions.
lnventorship of all inventions or discoveries shall be determined in accordance with the patent laws of the United States. Rhein hereby assigns to Corixa all of its right, title and interest in and to any and all inventions or discoveries that are improvements, including new uses, of or to the Licensed Adjuvant or any other subject matter disclosed in the Licensed Patents. All such improvements shall be included within the license granted to Rhein hereunder.
9. Representations and Warranties.
     9.1 Nontransfer. Rhein represents and warrants that it will not transfer the Licensed Adjuvant, other than as part of the Licensed Products, to any third party without the prior written consent of Corixa, save for Rhein’s transfer of Licensed Adjuvant to its Sublicensee or Fill and Finish Manufacturer, if any, solely to allow such Sublicensee or Fill and Finish Manufacturer to exercise its right to manufacture Licensed Product as stipulated in Section 2.3.
     9.2 Compliance with Law. Rhein warrants that all Licensed Products manufactured and/or sold or distributed by Rhein will be manufactured, sold and distributed in accordance with all applicable laws, rules and regulations of the country of manufacture, sale or distribution of such Licensed Products.
     9.3 No Conflict. Each party hereby represents and warrants that it is authorized to enter into this Agreement and that this Agreement does not create a conflict with any other right or obligation provided under any other agreement or obligation that party has with any third party.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     9.4 Infringement. Corixa represents and warrants that as of the Effective Date, to Corixa’s actual knowledge, the manufacture, use, offer for sale, and sale of the Licensed Adjuvant does not infringe or involve the misappropriation of any intellectual property of any third party.
10. Indemnification.
     10.1 Rhein hereby agrees to indemnify, defend and hold harmless Corixa, its Affiliates and their officers, agents and employees from and against any and all claims, actions, proceedings, liabilities or losses, including reasonable legal expenses and costs, including attorney fees (collectively, “Losses”), that arise from (a) any material breach of this Agreement, including a breach of any representation, warranty or covenant made by Rhein hereunder, by Rhein or its Sublicensee(s), (b) the negligence or willful misconduct of Rhein, its Affiliates or Sublicensee(s) and the employees, agents and contractors thereof, (c) any manufacturing of Licensed Adjuvant or Licensed Product, (d) the Licensed Product infringing upon or violating any third party’s patent or other proprietary rights, except for infringements caused by the Licensed Adjuvant as warranted under Section 9.4, or (e) any handling, possession, use, marketing, distribution or sales of Licensed Product; provided, however, that Rhein shall have no obligation to indemnify Corixa to the extent that such Losses are the result of Corixa’s gross negligence or willful misconduct.
     10.2 Corixa hereby agrees to indemnify, defend and hold harmless Rhein from and against any and all losses arising from or based on Corixa’s gross negligence or willful misconduct.
     10.3 Insurance. Rhein shall obtain and maintain in effect during the term of this Agreement and for five (5) year thereafter, with financially strong insurance carriers (AM Best Rating of “A” V or higher), commercial general liability insurance covering bodily injury and property damage necessary to meet its liability obligations under this Agreement or amounts comparable to other companies of the same size and having the same business as Rhein. Rhein shall provide a statement to Corixa in which Rhein identifies its insurer and warrants that its coverage is sufficient to meet its obligations set forth herein. The insurance limits will be increased as a function of increasing sales levels. There shall be a thirty (30) day notice of cancellation with respect to the insurance coverage, and Corixa shall be notified in the event of any material change directly affecting Corixa in the insurance contract or coverages afforded. Rhein shall be solely responsible for the payment of any deductible.
11. Limitation of Liability.
IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
12. Disclaimer of Warranties.
          ALL LICENSED ADJUVANT ARE LICENSED AND SUPPLIED HEREUNDER “AS IS,” AND CORIXA HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH REGARD TO THE LICENSED ADJUVANT, THE LICENSED PRODUCTS AND THE LICENSED PATENTS, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER STATUTORY WARRANTIES OR ANY WARRANTY OF PATENTABILITY OR NONINFRINGEMENT.
13. Confidentiality.
     13.1 Confidential Information. “Confidential Information” shall mean any proprietary information that is specifically designated as such and that is disclosed by either party to the other in any form in connection with this Agreement. For the term of this Agreement and five (5) years from the date of expiration or termination, each party (a) shall treat as confidential all Confidential lnformation provided by the other party, (b) shall not use such Confidential lnformation except as expressly permitted under the terms of this Agreement or otherwise authorized in writing by the disclosing party, (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information, and (d) shall not disclose such Confidential lnformation to any third party. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care to prevent the disclosure of Confidential lnformation as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care.
     13.2 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential lnformation that:
          (a) was generally known and available to the public domain at the time it was disclosed, or becomes generally known and available to the public domain through no fault of the receiver;
          (b) was known to the receiver at the time of disclosure as shown by the written records in existence at the time of disclosure;
          (c) is disclosed with the prior written approval of the disclosing party;
          (d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and in a manner which is otherwise not in violation of the disclosing party’s rights; or
          (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving party shall provide reasonable advance notice to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.
14. Infringement.
     14.1 If any patent infringement action is brought against Rhein or any of suppliers, distributors, or customers because of actual or anticipated manufacture, use or sale of a Licensed Product and such action claims that such manufacture, use, or sale infringes the intellectual property rights of a third party, Rhein shall promptly notify Corixa and send Corixa copies of all papers that have been served. Corixa shall have the first right to control the defense of such action at its own expense, provided that such first right to control will be limited to the Licensed Patents covering the Licensed Adjuvant, and Rhein shall at all times cooperate with Corixa and continue to pay royalties on any Net Sales of Licensed Product during the pendency of such action and any appeals.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     14.2 If Corixa fails to defend such infringement action after being notified by Rhein, Rhein shall have the right, but not the obligation, to defend the action itself. If Rhein does undertake such defense, Corixa shall cooperate with Rhein and shall be entitled to select legal counsel of its choice. All costs and expenses incurred by Rhein, including settlement costs, damages assessed against Rhein, and reasonable attorney fees, shall be paid by Rhein.
     14.3 Neither party shall be permitted to settle a legal action without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Corixa shall have the right to settle, without Rhein’s consent, any legal action, or part thereof, that relates solely to the Licensed Adjuvant.
15. Enforcement
     15.1 If during the term of this Agreement, either party becomes aware of a third party infringement or threatened infringement of any Licensed Patents, the following provisions shall apply:
          (a) The party having such knowledge shall promptly give notice to the other party, with all available details.
          (b) Corixa shall have the right, but not the obligation, to bring suit in its name at its own expense to restrain such infringement and to recover profits and damages. Rhein agrees at Corixa’s request to be joined as a party plaintiff and to cooperate in the prosecution thereof, as is reasonably necessary, at Corixa’s expense. If Corixa decides to undertake such suit, then Corixa shall have the sole right to control prosecution and shall retain all proceeds therefrom.
          (c) If Corixa fails to take action within [ * ] after becoming aware of such infringement, in the first instance or by notice from Rhein, then Rhein, at any time prior to Corixa thereafter filing an action and solely to the extent such infringement or threatened infringement involves a vaccine product for use in the Disease Field, shall have the right, but not the obligation to take such action in its own name. Corixa shall cooperate with Rhein, at Rhein’s expense, as is reasonably necessary in any such action brought by Rhein. If Rhein brings legal action, Rhein shall have the sole right to control prosecution and shall retain all proceeds therefrom.
          (d) In the event of a cooperative legal action involving both Corixa and Rhein and a monetary recovery in connection with such action is obtained, such recovery shall be applied in the following priority: (i) to reimburse Corixa and Rhein by proportion and up to the extent of their actual out-of-pocket expenses (including reasonable attorney fees) in prosecuting such infringement, (ii) to be shared by the proportion and up to the extent of any damages established, including but not limited to Rhein’s lost profits and Corixa’s lost royalties, and (iii) the balance, if any, to be shared one-half by Corixa and one-half by Rhein.
16. Term and Termination.
     16.1 Term. The term of this Agreement shall be for a period of fifteen (15) years from the Effective Date.
     16.2 Termination by Agreement. This Agreement may be earlier terminated by either party upon mutual written agreement.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     16.3 Termination for Breach. Upon any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon thirty (30) days written notice to the breaching party. The notice shall become effective at the end of the thirty (30) day period unless the breaching party shall cure such breach within such period. For purposes of this Agreement, Material breach shall be deemed to include, but not be limited to, (a) the sale of Licensed Product outside of the Disease Field, (b) distribution of Licensed Adjuvant other than as allowed under this Agreement, (c) failure to pay the royalties payable under Section 4, (d) failure to comply with the publication obligations specifically related to Licensed Adjuvant and/or Licensed Patents under Section 7.1, and (e) failure to comply with the insurance requirements under Section 10.3.
     16.4 Bankruptcy. Either party may terminate this Agreement by giving thirty (30) days written notice to the other party if such other party (a) files a petition of bankruptcy or has any such petition filed against such other party; (b) goes into compulsory liquidation; (c) has its business placed in the possession of a receiver, a government or a government agency; (d) makes an assignment for the benefit of creditors; or (e) is subject to a dissolution or winding up.
     16.5 Effects of Termination. Neither expiration nor termination shall relieve either party of its obligations under Sections 4.6 through 4.10, 7, 8, 9 through 14 or 17. Further, Rhein shall make all reports and payments as are required for the final quarter. Upon expiration or termination hereof, at Corixa’s option, Rhein shall return or destroy, and certify destruction of, any Licensed Adjuvant in Rhein’s possession or control.
17. General Provisions.
     17.1 Independent Contractors. Corixa and Rhein shall be independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents, and neither party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.
     17.2 Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral between the parties with respect to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.
     17.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of Corixa and Rhein by reorganization, merger, consolidation or otherwise, and any assignee that has acquired all of substantially all of the business and properties of either. Corixa and Rhein shall not otherwise assign their rights and obligations hereunder unless having obtained the prior written consent of the other party hereto, which consent will not be unreasonably withheld or delayed.
     17.4 Governing Law; Injunctive Relief.
          (a) This Agreement shall be construed and enforced in accordance with the laws of the state of Washington, without giving effect to its or any other jurisdiction’s principles of conflicts of law.
          (b) Corixa shall have the right to such injunctive relief or other legal or equitable relief as is reasonable to ensure that Rhein does not transfer the Licensed Adjuvant to a third party, except as allowed under this Agreement, without Corixa’s prior written consent.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     17.5 Dispute Resolution. Any dispute or claim arising out of or in connection with this Agreement shall be resolved as follows: (a) for a period of thirty (30) days after a dispute arises the respective chief executive officers of the parties or their designees shall negotiate in good faith in an effort to resolve the dispute, and (b) if the dispute has not been resolved at the close of such thirty (30) day period, the matter will be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association, by one arbitrator appointed in accordance with said rules; provided, that if the parties cannot agree on the arbitrator, the dispute shall be resolved by a panel of three arbitrators, wherein each party shall appoint one arbitrator and those arbitrators shall in turn jointly appoint the third arbitrator. The language of the arbitration shall be in English. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision. Such arbitration shall be held in Seattle, Washington.
     17.6 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.
     17.7 Waiver. Any delay or failure in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party’s right to the future enforcement of its rights under this Agreement.
     17.8 Trademark Ownership and Usage.
          (a) Rhein, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks that it employs in connection with Licensed Product and shall own and/or control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to Corixa to use such trademarks for any purpose.
          (b) Rhein shall, where legally permitted and at Corixa’s request, include in the packaging of Licensed Products wording that is mutually agreeable to the parties (Rhein’s agreement not to be unreasonably withheld), to indicate Corixa’s licensor status in relation to Licensed Products. Notwithstanding the foregoing, if Rhein sells, offers for sale, imports or manufactures Licensed Product in the United States, Rhein shall include the U.S. patent numbers that have been issued or published as applications on the packaging, which shall be reviewed and approved by Corixa, such approval shall not be unreasonably withheld, prior to use.
          (c) In marketing Licensed Products, Rhein will clearly label such Licensed Products sold by Rhein in compliance with the law and Rhein shall procure from its Sublicensee hereunder an agreement to clearly label such Licensed Products in compliance with the law. In marketing Licensed Products, Rhein’s labeling of such Licensed Products shall include Corixa’s trademarks, “Ribi.529™ adjuvant” and “Powered by Corixa™” in a manner that the parties agree is commercially reasonable and Rhein shall require its Sublicensee to so label Licensed Products marketed by such Sublicensee.
     17.9 Notice. Any notice required or permitted by this Agreement to be given to either party shall be in writing and shall be deemed given when delivered personally, by confirmed telecopy to a fax number designated in writing by the party to whom notice is given, or by registered, recorded or certified mail, return receipt requested, and addressed to the party to whom such notice is directed, at:
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

If to Corixa:
Corixa Corporation
1124 Columbia Street, Suite 200
Seattle, Washington 98104, USA
Attention: Senior Vice President, Chief Operating Officer
Copy: General Counsel
[ * ]
If to Rhein:
Rhein Biotech N.V.
Gaetano Martinolaan 95
6229 GS Maastricht, The Netherlands
Attention: President and CEO
Copy: VP Legal Affairs
[ * ]
or at such other address or telecopy number as such party to whom notice is directed may designate to the other party in writing.
     17.10 Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the parties hereto, the party so affected, upon giving prompt notice to the other party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.
     17.11 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.
     17.12 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
{Signature page follows}
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORIXA CORPORATION
1124 Columbia Street, Suite 200
Seattle, Washington 98104, USA

/s/ Steven Gillis
Steven Gillis, Ph.D.
Chairman and Chief Executive Officer

RHEIN BIOTECH N.V.
Gaetano 95 he Netherlands
6229 GS Maastrieht, The Netherlands

/s/ T. Y. Thio

Dr. T. Y. Thio
Sr. Vice President Business Development

/s/ C.P.E. Moonen

Vice President Legal Affairs
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

APPENDIX A
Licensed Patents

Docket
Number	TITLE	Country	Serial No/Filing Date	Status
[ * ]	AMINOALKYL GLUCOSAMINE PHOSPHATE COMPOUNDS AND THEIR USE AS ADJUVANTS AND IMMUNOEFFECTORS	U.S.	[ * ] Filed: 5/8/97	Issued 9/5/00 as Patent No. 6,113,918 (Expires 5/8/17)

[ * ]	“	U.S.	[ * ] Filed: 5/7/98	Notice of Allowance dated 10/18/99—Issue Fee paid 1/18/00

[ * ]	AMINOALKYL GLUCOSAMIDE PHOSPHAT COMPOUNDS AND THEIR USE AS ADJUVANTS AND IMMODEPRESSORS	U.S.	[ * ] Filed: 11/12/99	Issued 10/16/2001 as Patent No. 6,303,347 (Expires 5/8/17)

[ * ]	“	U.S.	[ * ]	Pending

[ * ]	“	PCT	[ * ]	Converted
			Filed 5/7/98	Publication No. WO 9850399; published 10/12/98

[ * ]	“	ARIPO	[ * ] Filed 5/7/98	Pending

[ * ]	“	Australia	[ * ] Filed 5/7/98	Allowed

[ * ]	“	Brazil	[ * ] Filed 5/7/98	Pending

[ * ]	“	Canada	[ * ] Filed 5/7/98	Pending Request Exam May 2003

[ * ]	“	China	[ * ] Filed 5/7/98	Pending

[ * ]	“	Europe	[ * ] Filed 5/7/98	Pending EP Publication No. 983286

[ * ]	“	Hong Kong	[ * ] Filed 5/7/98	EP Publication No. 983286
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Docket
Number	TITLE	Country	Serial No/Filing Date	Status
[ * ]	“	Hungary	[ * ] Filed 5/7/98	Pending

[ * ]	“	Indonesia	[ * ] Filed 5/7/98	Pending

[ * ]	“	Israel	[ * ] Filed 5/7/98	Pending

[ * ]	“	Japan	[ * ] Filed 5/7/98	Pending Request Exam May 2005

[ * ]	“	North Korea	[ * ] Filed 5/7/98	Pending

[ * ]	“	South Korea	[ * ] Filed 5/7/98	Pending Request Exam May 2005

[ * ]	“	Mexico	[ * ] Filed 5/7/98	Pending

[ * ]	“	New Zealand	[ * ] Filed 5/7/98	Pending

[ * ]	“	OAPI	[ * ] Filed 5/7/98	Granted 6/12/2000 as Patent No. 11214

[ * ]	“	Poland	[ * ] Filed 5/7/98	Pending

[ * ]	“	PCT	[ * ] Filed: 11/13/00	Published 5/17/2001 Publication No. WO 01/34617 30th Mo. Conversion 5/12/2002

[ * ]	“	Argentina	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Colombia	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Gulf Cooperation Council	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Malaysia	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Philippines	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Pakistan	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Taiwan	[ * ] Filed: 11/12/00	Pending

[ * ]	“	Venezuela	[ * ] Filed: 11/12/00	Pending
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

APPENDIX B
Quality Plan
The Quality Plan, as may be amended from time to time by mutual written agreement, is attached hereto.
[ * ]
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

APPENDIX C
Specifications for Finished Products

Item	RC-529	Part Number:	60529
	TEA Salt Form
		Specification Edition
		#:	03

Manufacturing
Active Ingredients	Amount/Vial	Standard Lot Size	Instruction
RC-529 TEA Salt Form	NA	-5 g	MBR 60529

Amt/Vial:
5 mg, 10 mg or 250 mg
Container/Closure:

Vials:	Stoppers:	Seals:
Type 1 BSG: (blow-molded)	Lyophilization	Aluminum 20 mm (52001)
10 mL (50301) & 100 mL (50304)	Gray butyl 20 mm (51087)

Appearance:	Off-white fluffy cake	QC Sample	4 x 5 mg 11 x 10 mg

Fill Volume:	10 mg/mL solution filled at 5 mg 10 mg or 250 mg/Vial	Retention Sample:	10 x 5 mg 22 x 10 mg

Final Form:	Lyophilized	Retest Date:	NA

Storage	2°-8°C
Conditions:
Specifications/Testing:

Product Attribute	Method	Specification
13C NMR	SOP #QC-590	Matches Reference Standard
Purity by HPLC	SOP #QC-172	≥95% by peak area
Free fatty acids	SOP #QC-185	≤2.6% (w/w)
Melting point	SOP #QC-151	Information only; report results
Residual solvent	SOP #QC-830	≤ 60ppm chloroform
≤ 3000 ppm methanol
≤ 5000 ppm 1-butanol
Counter ion	SOP #QC-179	2 – 8% (w/w)
Residual moisture	SOP #QC-341	≤ 6.7% (w/w)
ICP Analysis	Contract Laboratory	Information only; report results
Pyrogenicity	SOP #QC-660	Nonpyrogenic at 2.5 μg/kg BW
Bioburden/Sterility	SOP #QC-412	≤ 10 CFU/10 mg

Released Product: Signed for Release
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Approval Signatures:

Purchasing	Date

Production	Date

Quality Control	Date

Quality Assurance	Date

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT OT RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Quality Control Analysis Report
Corixa
RC-529 TEA Salt Form – 60529

RC-529 Lot No.:	Manufacture Date:

QC Sample Quantity:	Date Received:

Testing Requirements:
Tested
Test	Method	Edition	Specification	Results	by Date

1. [13]C NMR	SOP #QC-590		Matches Reference Standard

2. Purity by HPLC	SOP #QC-172		≥ 95% by peak area

3. Free fatty acids	SOP #QC-185		≤ 2.6% (w/w)

4. Residual solvent	SOP #QC-830		≤ 60 ppm chloroform

≤ 3000 ppm methanol

≤ 5000 ppm t-butanol

5. Counter ion	SOP #QC-179		2 – 8% (w/w)

6. Residual moisture	SOP #QC-341		≤ 6.7% (w/w)

Information only:
7. ICP analysis	Contract Laboratory		Report results

8. Pyrogenicity	SOP #QC-660		Nonpyrogenic at 2.5 μg/kg BW

9. Bioburden/Sterility	SOP #QC-151 and		≤ 10 CFU/10 mg

Information only:

10. Melting point			Report results
Comments

Number of sample to retention:                                                                                       Date:
Test results for RC-529 TEA Salt Form, lot number                                                                                     , have been reviewed and (check one)

Meet current product specifications ☐	Do not meet all specifications ☐

QC Manager Review:	Date:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT OT RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Appendix D
Commercial Development Schedule

TERRITORY	ANTICIPATED TIMING
[ * ]
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT OT RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.